Addendum to Employment Contract
between
AXIS Re SE, Dublin, Zurich Branch
Brandschenkestrasse 90, 8002 Zurich
(hereinafter the "Employer”)
and
Jan Ekberg
[Address]
(hereinafter the "Employee")
(collectively the "Parties")
* * * * *
The Parties hereby conclude an Addendum to the Employment Contract, subject to the following terms and conditions and to the Swiss Code of Obligations:
1.    Effective Date

This Contract Addendum shall be effective as of February 23, 2017 and for a temporary period of time lasting as long as your interim assignment as Chief Executive Officer of AXIS Re of AXIS Capital Holdings Limited ("AXIS").
2.    Compensation and Related Matter
As compensation for his services, the Employee will be provided with the following:

a)	Salary
The Employee's annual base salary will remain unchanged.

b)	Bonus Plan
A year-end bonus will be paid at the full discretion of the Employer. The bonus target is USD 1'000'000, based on company performance and individual performance. In order to be eligible for the bonus, the Employee must be on payroll on the day bonuses are paid. The bonus payment constitutes a special payment as defined in Art. 322d CO. The Employee does not have a right to receive any such additional payment and any payment made cannot be taken as a precedent for future or further payments.

c)	Annual Equity Grant
Your annual equity target for the 2017 performance year will be valued at USD 1'000'000. Our long-term equity plan is discretionary and awards are based on company and individual performance.
3.    Change in Job Title

The Employee is employed as Chief Executive Officer, AXIS Re of AXIS and will report directly to the Chief Executive Officer of the Parent, or any other individual as is mutually agreeable to you and the Employer.
All other terms and conditions of the Employment Contract will remain in force and unchanged.

Zurich	AXIS Re SE, Dublin, Zurich Branch

/s/ Jan Ekberg	/s/ Victoria Westerberg
Jan Ekberg	VP, Senior HR Business Partner